Exhibit 10.1

JOHNSON CONTROLS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE 1.
PURPOSE AND DURATION

Section 1.1. Purpose. The Johnson Controls, Inc. Executive Deferred Compensation Plan (the "Plan") permits certain employees of the Company and its Affiliates to defer amounts otherwise payable or shares deliverable under separate bonus or equity plans or programs maintained by the Company or an Affiliate.

Section 1.2. Duration. The Plan was originally effective on October 1, 2001, as a consolidation of the deferral features of various separate plans. The Plan has been amended several times since it was originally effective, and is most recently amended and restated effective as of January 1, 2016 (the "Amended and Restated Effective Date"). The Plan shall remain in effect until terminated by the Board pursuant to Section 9.6.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:

(a)"Account" means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.

(b)"Act" means the Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.

(c)"Administrator" means the Employee Benefits Policy Committee of the Company.

(d)"Affiliate" means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase "at least 50 percent" shall be used in place of the phrase "at least 80 percent" in each place that phrase appears in the regulations issued thereunder.

(e)"Affiliated Company" or "Affiliated Companies" shall include any company or companies controlled by, controlling or under common control with the Company.

(f)"Beneficiary" means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 9.2.

(g)"Board" means the Board of Directors of the Company.

(h)"Change of Control" has the meaning ascribed in Section 8.2 or Section 8.4, as applicable.

(i)"Code" means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(j)"Committee" means the Compensation Committee of the Board, which shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a "non-employee director" for purposes of Rule 16b-3 of the Exchange Act.

(k)"Company" means Johnson Controls, Inc., and its successors as provided in Section 9.8.

(l)"Deferrable Compensation" means the following types of compensation that may be deferred under the Plan:

(1)
Annual Incentive Awards: All or a portion of a Participant’s performance cash award under the Johnson Controls, Inc. Annual Incentive Performance Plan (or any successor plan thereto) and, with the consent of the Administrator, any other annual bonus plan maintained by the Company or an Affiliate.

(2)
Long-Term Incentive Awards: All or a portion of a Participant’s performance cash award under the Johnson Controls, Inc. Long-Term Incentive Performance Plan (or any successor plan thereto) and, with the consent of the Administrator, any other multi-year bonus plan maintained by the Company or an Affiliate.

(3)
Restricted Shares: The Shares that would have otherwise been issued to a Participant in the form of restricted stock under any plan of the Company providing for the grant of restricted stock, but only to the extent the Committee (with respect to those Participants who are Company officers), or the Administrator (with respect to all other Participants), designates the restricted stock as being eligible for deferral hereunder.

(4)
Other Incentive Compensation: Any other incentive award or compensation that the Committee (with respect to those Participants who are Company officers), or the Administrator (with respect to all other Participants), designates is eligible for deferral hereunder.

(m)"Deferral" means the amount credited, in accordance with a Participant’s election or as required by the Plan, to the Participant’s Account in lieu of the payment in cash thereof, or the issuance of Shares with respect thereto. Deferrals include the following:

(1)	Annual Incentive Deferrals: A deferral of all or a portion of a Participant’s Annual Incentive Award, as described in subsection (l)(1).

(2)	Long-Term Incentive Deferrals: A deferral of all or a portion of a Participant’s Long-Term Incentive Award, as described in subsection (l)(2).

(3)	Share Deferrals: A deferral of Shares of restricted stock, as described in subsection (l)(3).

(4)	Other Incentive Compensation: A deferral of any other type of Deferrable Compensation, as described in subsection (l)(4).

(5)
Automatic Deferred Dividends: A deferral of the dividends or dividend equivalents paid with respect to equity-based awards that are automatically deferred hereunder pending the vesting or earning of such equity-based award.

(n)"ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(o)"Exchange Act" means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

(p)"Fair Market Value" means with respect to a Share, except as otherwise provided herein, the closing sales price on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.

(q)"Investment Options" means the investment options offered under the Johnson Controls Savings and Investment (401k) Plan (excluding the Company stock fund) or any successor plan thereto, the Share Unit Account, and any other alternatives made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.

(r)"Participant" means an employee of the Company or any Affiliate who is employed in the United States and is participating in the Company’s Stock Ownership Program, and any other employee of the Company or any Affiliate who is selected for participation under a Company or Affiliate plan described in paragraph (l) and who is offered the ability (or is required) to make Deferrals hereunder. Notwithstanding the foregoing, the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.

(s)"Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(t)"Plan Year" means the fiscal year of the Company.

(u)"Separation from Service" means a Participant’s cessation of service for the Company and all Affiliates within the meaning of Code Section 409A, including the following rules:

(1)
If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided by either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months. If the period of the leave exceeds the time periods set forth above and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day following the time periods set forth above.

(2)
A Participant will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to 20% or less of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(3)
The Participant will be presumed not to have incurred a Separation from Service while the Participant continues to provide bona fide services to the Company or an Affiliate in any capacity (whether as an employee or independent contractor) at a level that is at least 50% or more of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(v)"Share" means a share of common stock of the Company.

(w)"Share Unit Account" means the account described in Article 7, which is deemed invested in Shares.

(x)"Share Units" means the hypothetical Shares that are credited to the Share Unit Account in accordance with Article 7.

(y)"Valuation Date" means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.

Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.
PARTICIPATION

Section 3.1. Effective Date. Each individual for whom an Account is maintained under the Plan as of the Amended and Restated Effective Date shall continue in participation hereunder on the day following the Amended and Restated Effective Date.

Section 3.2. New Participants. Each employee of the Company or an Affiliate shall automatically become a Participant on the date he makes (or is deemed to make) a deferral election under

ARTICLE 4.
DEFERRALS OF COMPENSATION

Section 4.1. Deferral Elections. A Participant may elect to defer all or part of his Deferrable Compensation pursuant to one or more of the following provisions, as applicable to such compensation, subject to any limitations imposed by the Committee (with respect to Participants who are Company officers) or the Administrator (with respect to all other Participants). A Participant’s election to defer an award shall be effective only for the award to which the election relates, and shall not carry over from award to award. All deferral elections shall be for a minimum of $1,000. As of the end of the applicable election period, the Participant’s deferral election shall be irrevocable except as provided in Section 4.3.

(a)Calendar Year. A Participant may make a deferral election during the calendar year preceding the calendar year for which an award is made.

(b)Forfeitable Rights. With respect to an award which is subject to a risk of forfeiture, a Participant may make a deferral election prior to or within the first thirty (30) days following the grant date; provided, the election may apply only to the portion of the award that vests on or after the first anniversary of the award grant date. This election shall be available even if the terms of the award provide that the award will vest prior to the first anniversary of the award grant date in the event of the Participant’s death, disability (as defined in Code Section 409A) or a change of control event (as defined in Code Section 409A); provided that, if the award so vests prior to the first anniversary of the grant date, then if and to the extent required by Code Section 409A, such deferral election shall be cancelled.

(c)Initial Eligibility. A Participant may make a deferral election within the first thirty (30) days of becoming a Participant; provided such Participant has not previously been eligible for participation in any other deferred compensation plan that is required to be aggregated with this Plan for purposes of Code Section 409A. Such election shall only be effective with respect to compensation for services to be performed subsequent to the date of the election.

(d)Performance-Based Compensation. With respect to a performance-based award, a Participant may make a deferral election within the first 180 days of the performance period for which the award is made. Notwithstanding the foregoing:

(1)	if the Company determines that an award qualifies as performance-based compensation within the meaning of Code Section 409A, the Company may specify a later election period, which in all events must end 180 days prior to the end of the performance period for such award; provided that any election made hereunder shall not be applicable to compensation that is readily ascertainable at the time of the election, or

(2)
if the Company determines that an award does not qualify as performance-based compensation within the meaning of Code Section 409A, or determines that, at the time of the election described above, the compensation payable under such award will be readily ascertainable, then the Company may specify an earlier election period consistent with the requirements of Code Section 409A.

(e)Other Deferrals Rules. A Participant may make a deferral election at such other times not described above as may be permitted by the Company consistent with the requirements of Code Section 409A.

Section 4.2. Deferral of Automatic Deferred Dividends. All cash dividends and dividend equivalents units paid with respect to unearned or unvested equity-based awards granted by the Company to a Participant (and for which the Participant has not otherwise made a deferral election hereunder) shall be automatically deferred as Automatic Deferred Dividends. Automatic Deferred Dividends shall be subject to the same risk of forfeiture as the equity-based awards to which such Deferrals relate.

Section 4.3. Cancellation of Deferral Elections. If the Administrator determines that a Participant’s deferral elections must be cancelled in order for the Participant to receive a hardship distribution under the Johnson Controls Savings and Investment (401k) Plan (or any successor plan thereto), or any other 401(k) plan maintained by the Company or an Affiliate, the Participant’s deferral election(s) shall be cancelled if permitted under Code Section 409A. A Participant whose deferral election(s) are cancelled pursuant to this Section 4.3 may make a new deferral election under Sections 4.1 or 4.2, and pursuant to the requirements of Code Section 409A, with respect to future incentive awards, unless otherwise prohibited by the Administrator.

Section 4.4. Administration of Deferral Elections. All deferral elections must be made in the form and manner and within such time periods as the Company prescribes in order to be effective.

ARTICLE 5.
HYPOTHETICAL INVESTMENT OPTIONS

Section 5.1. Investment Election.

(a)Investment Elections. Subject to subsection (b) and unless otherwise determined by the Administrator, amounts credited to a Participant’s Account shall reflect the investment experience of the Investment Options selected by the Participant. The Participant may make an initial investment election at the time of enrollment in the Plan in whole increments of one percent (1%). Subject to subsection (b) , a Participant may also elect to reallocate his or her Account, and may elect to allocate any future Deferrals, among the various Investment Options in whole increments of one percent (1%) from time to time as prescribed by the Administrator. Notwithstanding the foregoing, unless otherwise determined by the Administrator, Share Deferrals or Other Incentive Compensation measured in relation to a Share shall be automatically invested in the Share Unit Account and may be re-allocated out of such Investment Option only after the Share Deferrals or Other Incentive Compensation are either vested or earned, , subject to any additional restrictions on re-allocation as may be imposed by the Company. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election by the Administrator, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective. In the absence of an effective election, the Participant’s Account (to the extent the Plan does not require Deferrals to be allocated to the Share Unit Account) shall be deemed invested in the default fund specified for the Johnson Controls Inc. Savings and Investment (401k) Plan (or any successor plan thereto).

(b)Automatic Investment of Deferred Dividends. Automatic Deferred Dividends shall be automatically deemed invested in the Share Unit Account and shall not be re-allocated out of such account.
(c)Crediting of Investment Return. On each Valuation Date, the Administrator (or its designee) shall credit the deemed investment experience with respect to the selected (or required) Investment Options to each Participant’s Account. Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.

Section 5.2. Allocations to Investment Options.

(a)General Rule. All Deferrals will be deemed invested in an Investment Option as of the date on which the deferrals would have otherwise been paid to the Participant.

(b)Automatic Deferred Dividends. If a Participant is holding restricted shares of the Company’s stock or other unearned or unvested equity-based awards with accompanying dividend equivalent rights when the Company declares a cash dividend on its Shares, the Participant’s Share Unit Account will be credited with Automatic Deferred Dividends, as of the date the cash dividend is paid to the Company’s shareholders. The amount of the Automatic Deferred Dividends credited to the Participant’s Stock Unit Account shall be determined by multiplying the number of restricted shares or dividend equivalent rights held by such Participant on the date the dividend is declared by the amount of the dividend paid on one Share.

Section 5.3. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under Article 5 or 6 by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 9.3, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.3 to Participants who are not subject to Section 16 of the Exchange Act.

Section 5.4. Accounts are For Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits.

ARTICLE 6.
DISTRIBUTION OF ACCOUNTS

Section 6.1. Form of Distribution. A Participant, at the time he makes an initial deferral election under the Plan pursuant to any provision of Article 4, shall elect the form of distribution with respect to each of the following sub-accounts:

(a)Annual Incentive Deferrals, including interest, earnings or losses thereon.

(b)Long-Term Incentive Deferrals, including interest, earnings or losses thereon.

(c)Share Deferrals, as adjusted for gains or losses thereon, that are held in the Participant’s Share Unit Account as of that date. Notwithstanding the foregoing, if a Participant receives a single lump sum payment of his or her vested Share Deferrals under the Plan, any Share Deferrals vesting after such payment date shall be paid in a single lump sum promptly (but not more than seventy-five (75) days) after the vesting date.

(d)Other Incentive Compensation Deferrals, including interest, earnings or losses thereon.

Such election shall be made in such form and manner as the Administrator may prescribe, and shall be irrevocable. The election shall specify whether distributions shall be made in a single lump sum or from two (2) to ten (10) annual installments. In the absence of a distribution election with respect to a particular subaccount, payment shall be made in ten (10) annual installments.
No distribution election shall be made with respect to Deferred Automatic Deferred Dividends, which are automatically paid in a lump sum as provided in Section 6.2(b).
Section 6.2. Time of Distribution.

(a)Separation from Service. Except as set forth in subsection (b), upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the amount accumulated in such Participant’s Account in cash.

(b)Payment of Automatic Deferred Dividends. Notwithstanding anything herein to the contrary, the portion of the Participant’s Share Unit Account that is related to Automatic Deferred Dividends shall be paid to the Participant in a lump sum within seventy-five (75) days of the date the shares of restricted stock or other equity-based awards to which such Automatic Deferred Dividends relate vest or are earned. Payment may be made in cash, Shares or a mixture of cash and Shares, as determined by the Committee in its discretion. Any Shares distributed with respect to the Participant’s Share Unit Account hereunder shall be deemed issued under the plan of the Company pursuant to which the related equity-based award was granted.

Section 6.3. Manner of Distribution. Except as set forth in Section 6.2(b), the Participant’s Account shall be paid in cash in the following manner:

(a)Lump Sum. If payment is to be made in a lump sum,

(1)	for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, payment shall be made in the first calendar quarter of the following year, and

(2)	for those Participants whose Separation from Service occurs from July 1 through December 31 of a year, payment shall be made in the third calendar quarter of the following year.

The lump sum payment shall equal the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.

(b)Installments. If payment is to be made in annual installments, the first annual payment shall be made:

(1)	for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, in the first calendar quarter of the following year, and

(2)	for those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, in the third calendar quarter of the following year.

The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. All subsequent annual payments shall be made in the first calendar quarter of each subsequent calendar year, and shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. The final annual installment payment shall equal the then remaining balance of such Account as of the Valuation Date preceding such final payment date.
Notwithstanding the foregoing provisions, if the balance of a Participant’s Account as of the Valuation Date immediately preceding a distribution date is $50,000 or less, then the entire remaining balance of the Participant’s Account shall be paid in a lump sum on such distribution date.
Section 6.4. Distribution of Remaining Account Following Participant’s Death. In the event of the Participant’s death prior to receiving all payments due under this Article 6, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum in the first calendar quarter or the third calendar quarter, whichever first occurs after the Participant’s death; provided that if the Participant dies prior to November 18, 2010, the death benefit shall be paid according to the prior provisions of the Plan. Notwithstanding the foregoing, in lieu of such lump sum death benefit, a Participant who has an installment payment election in effect may, prior to his or her termination of employment, elect to have any remaining installment payments continue to his or her Beneficiary in the event the Participant dies after beginning to receive such installment payments, provided that such election shall be given effect only if filed at least twelve (12) months prior to the date of the Participant’s death.

Section 6.5. Tax Withholding. The Company shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash and/or Fair Market Value of Shares sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code Section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount.

Section 6.6. Offset. The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

Section 6.7. Additional Payment Provisions.

(a)Acceleration of Payment. Notwithstanding the foregoing:

(1)
If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum within ninety (90) days after the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

(2)
If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order, provided the Participant holds the Administrator harmless with respect to such distribution. The Plan shall not distribute amounts required to be distributed under a domestic relations order other than in the limited circumstance specifically stated herein.

(b)Delay in Payment. Notwithstanding the foregoing:

(1)
If a distribution required under the terms of this Plan would jeopardize the ability of the Company or an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Any distribution delayed under this provision shall be treated as made on the date specified under the terms of this Plan.

(2)
If the distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

ARTICLE 7.
RULES WITH RESPECT TO SHARE UNITS

Section 7.1. Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of Deferrals or amounts that are deemed re-allocated from another Investment Option), such amount shall be converted to whole and fractional Share Units, with fractional units calculated to three decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with additional Share Units equal to (a) the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to the Participant’s Share Unit Account on the date the dividend is declared, and then divided by (b) the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is paid on Shares in the form of a right or rights to purchase shares of capital stock of the Company or any entity acquiring the Company, no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.

Section 7.2. Transactions Affecting Common Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Shares, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

Section 7.3. No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units credited to their Accounts.

ARTICLE 8.
SPECIAL RULES APPLICABLE IN THE EVENT OF A
CHANGE OF CONTROL OF THE COMPANY

Section 8.1. Acceleration of Payments. Notwithstanding any other provision of this Plan, within 30 days after a Change of Control, each Participant (or any Beneficiary thereof entitled to receive payments hereunder), including Participants (or Beneficiaries) receiving installment payments under the Plan, shall be entitled to receive a lump sum payment in cash of all amounts accumulated in such Participant’s Account. Such payment shall be made as soon as practicable (but not more than ninety (90) days) following the Change of Control; provided that the payment shall not be made prior to the date that is five (5) years after the occurrence of events that would have constituted a Change of Control as it was defined in this Plan prior to the Amended and Restated Effective Date.

The provisions of this Article 8 shall apply to amounts that were grandfathered under this Plan pursuant to Code Section 409A as well as to amounts that were not grandfathered.
In determining the amount accumulated in a Participant’s Share Unit Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a share of the Company’s common stock on the Composite Tape for New York Stock Exchange Listed Stocks (the "Composite Tape") during the sixty (60)-day period prior to the date of the Change of Control of the Company and (b) if the Change of Control of the Company is the result of a transaction or series of transactions described in Section 8.2(a) or Section 8.4(a), as applicable, the highest price per Share of the Company paid in such transaction or series of transactions.
Section 8.2. New Definition of a Change of Control. Subject to Section 8.4, a Change of Control means any of the following events, provided that each such event would constitute a change in control event within the meaning of Code Section 409A:

(a)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding Shares (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of

Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (4) any acquisition by any corporation pursuant to a transaction that complies with Section 8.2(c)(1)-(3);

(b)Any time at which individuals who, as of the Amended and Restated Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliated Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 8.3. Maximum Payment Limitation.

(a)Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or an Affiliate (in the aggregate, "Total Payments"), would constitute an "excess parachute payment", then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code. The terms "excess parachute payment" and "parachute payment" shall have the meanings assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments and (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term "Base Period Income" means an amount equal to the Participant’s "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.

(b)Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

Section 8.4. Prior Definition of a Change of Control. Notwithstanding anything to the contrary in Section 8.2, until the date that is twelve (12) months after the Amended and Restated Effective Date, a Change of Control means any of the following events, provided that each such event would constitute a change in control event within the meaning of Code Section 409A:

(a)The acquisition, other than from the Company, by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), including in connection with a merger, consolidation or reorganization, of more than either:

(1)	Fifty percent (50%) of the Outstanding Company Common Stock or

(2)
Thirty-five percent (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or
(b)Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board during any twelve (12)-month period, provided that any individual becoming a director subsequent to the Amended and Restated Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or

(c)A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition. For purposes hereof, "a sale or other disposition of all or substantially all of the assets of the Company" will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the acquisition. For this purpose, "gross fair market value" means the value of the assets without regard to any liabilities associated with such assets.
For purposes of this Section 8.4, persons will not be considered to be acting as a "group" solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a "group" if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and any other corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in such corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the Company.
ARTICLE 9.
GENERAL PROVISIONS

Section 9.1. Administration.

(a)General. The Committee shall have overall discretionary authority with respect to administration of the Plan; provided that the Administrator shall have discretionary authority and responsibility for the general operation and daily administration of the Plan and to decide claims and appeals as specified herein. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as "non-employee directors", then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer of the Company or other committee appointed by the Board (with the assistance of the Administrator). The Committee or Administrator may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegatee. Interpretation of the Plan shall be within the sole discretion of the Committee or the Administrator with respect to their respective duties hereunder. If any delegatee of the Committee or the Administrator shall also be a Participant or Beneficiary, any determinations affecting the delegatee’s participation in the Plan shall be made by the Committee or Administrator, as applicable.

(b)Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and Administrator shall have the discretionary authority to take any action or make any determination deemed necessary for the proper administration of the Plan with regard to the respective duties of each under the Plan, including but not limited to: (1) prescribe rules and regulations for the administration of the Plan; (2) prescribe forms for use with respect to the Plan; (3) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (4) make appropriate determinations, including factual determinations, and calculations; and (5) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee and the Administrator may delegate their ministerial duties to third parties and to the extent such delegation, references to the Committee or Administrator herein shall mean such delegates, if any.

(c)Decisions Binding. The Committee’s and Administrator’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.

(d)Procedures of the Committee. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.

(e)Indemnification. Service on the Committee or as an Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors or officers of the Company.

Section 9.2. Designation of Beneficiary. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Administrator while the Participant was alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary the distribution payable after the Participant’s death, and such distribution if not paid by the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of distribution and such designated Beneficiary does not survive to the distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.

Section 9.3. Restrictions to Comply with Applicable Law. All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.

Section 9.4. Claims Procedures.

(a)Initial Claim. If a Participant or Beneficiary (the "claimant") believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Administrator within ninety (90) days of the date the payment that is in dispute should have been made. The Administrator shall review the claim and render a decision within ninety (90) days following the receipt of the claim; provided that the Administrator may determine that an additional ninety (90)-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor, and the date by which the Administrator expects to render a decision. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of which such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b)Request for Appeal. The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within sixty (60) days after the claimant’s receipt of the Administrator’s decision, although to avoid penalties under Code Section 409A, the claimant’s appeal must be filed within one hundred eighty (180) days of the date payment could have been timely made in accordance with the terms of the Plan and pursuant to Regulations promulgated under Code Section 409A. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Administrator may determine that an additional sixty (60)-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

(c)ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator, except with respect to claims and appeals, for which the Administrator shall be considered the named fiduciary.

Section 9.5. Participant Rights Unsecured.

(a)Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or an Affiliate. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except as permitted under Section 6.8(a)(2) or 9.2. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.

(b)Contractual Obligation. The Company or an Affiliate may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan, subject to the restrictions on funding such trust or arrangement imposed by Code Sections 409A(b)(2) or (3). However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company or an Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Affiliate. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant or Beneficiary, or any other person.

(c)No Right to Employment. Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Company or any Affiliate, limiting in any way the right of the Company or any Affiliate to terminate such person’s employment at any time, evidencing any agreement or understanding that the Company or any Affiliate will employ such person in any particular position or any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Company or any Affiliate.

Section 9.6. Amendment or Termination of Plan.

(a)Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment date to the extent not prohibited by Code Section 409A; provided, however, that no amendment may reduce or eliminate any Account balance accrued to the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein; and provided further that the Board must approve any amendment that expands the class of employees eligible for participation under the Plan, that materially increases the benefits provided under the Plan or that is required to be approved by the Board by any applicable law or the listing requirements of the national securities exchange upon which the Company’s common stock is then traded. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

(b)Termination. The Committee may terminate the Plan in accordance with the following provisions. Upon termination of the Plan, any deferral elections then in effect shall be cancelled to the extent permitted by Code Section 409A. Upon termination of the Plan, the Committee may authorize the payment of all amounts accrued under the Plan in a single sum payment without regard to any distribution election then in effect, only in the following circumstances:

(1)
The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the single sum payment must be distributed by the latest of: (A) the last day of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(2)
The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate, and all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. In such event, the single sum payment shall be paid no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of the Plan’s termination. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination.

Section 9.7. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company and its participating Affiliates.

Section 9.8. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

Section 9.9. Governing Law; Limitation on Actions; Dispute Resolution.

(a)Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law.

(b)Limitation on Actions. Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 9.4 are exhausted and only within period ending on the earlier of (1) one year after the date claimant receives notice or deemed notice of a denial upon appeal under Section 9.4(b), or (2) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of subsection (c).

(c)Arbitration.

(1)
Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(2)
Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(3)
Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s or Affiliate’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable complaint resolution procedure has been completed.

(4)
Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

(5)
Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(6)
Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(7)
Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

ADDENDUM
SPECIAL TRANSITION RULES

Pursuant to the provisions of IRS Notice 2005-1:

1.
In reliance on the 6-month advance deferral election for performance-based compensation, the Company provided each Participant with an opportunity to file a new deferral election by March 31, 2005, with respect to each of such Participant’s Annual and Long-Term Incentive Awards that had not yet been paid as of the date the election was filed.

2.
The Company provided each Participant with an opportunity to file a new distribution election (including a death benefit election for Mr. Andrew Schildt) during calendar year 2005, with respect to each of his Annual Incentive Deferrals sub-account, Long-Term Incentive Deferrals sub-account and Share Deferrals sub-account. The new distribution election allowed the Participant to select a lump sum or up to ten (10) annual installments for each of his sub-accounts.

3.	The Company permitted the following individuals to cancel participation in the Plan and receive a lump sum payout in 2005 of his Account Balance: John Fiori

Pursuant to the provisions of IRS Notice 2006-79:

1.
The Company provided each Participant with an opportunity to file a new distribution election during calendar year 2006 and/or 2007. The new distribution election allowed the Participant to select a lump sum or up to ten (10) annual installments for his Plan Account, and allowed Participants to elect a whole or partial lump sum payment to be made either in 2007 (provided the election was made by December 31, 2006 and was irrevocable with respect to the 2007 payment) or 2008 (provided the election was made by December 31, 2007). The last distribution election received by the Administrator before January 1, 2008 is irrevocable with respect to 2008.

Pursuant to the provisions of IRS Notice 2007-86:

1.
The Company will provide each Participant with an opportunity to file a new distribution election during calendar year 2008. The new distribution election allows the Participant to select a lump sum or up to ten (10) annual installments for his Plan Account, and allows Participants to elect a whole or partial lump sum payment to be made in 2009 (provided the election was made by December 31, 2008). The last distribution election received by the Administrator before January 1, 2009 is irrevocable.